Exhibit 99.1

XERIS PHARMACEUTICALS ANNOUNCES EXTENSION OF THE INTEREST-ONLY PERIOD OF ITS DEBT FACILITY WITH OXFORD FINANCE AND SILICON VALLEY BANK
Provides up to 12 months of interest-only payments to January 2023 upon achievement of certain revenue targets
Delays up to $17.4 million of principal payments
CHICAGO, IL; May 6, 2021 – Xeris Pharmaceuticals, Inc. (Nasdaq: XERS), a specialty pharmaceutical company leveraging its novel formulation technology platforms to develop and commercialize ready-to-use injectable and infusible drug formulations, today announced that it has entered into an amendment to its existing loan and security agreement with Oxford Finance LLC (Oxford) and Silicon Valley Bank (SVB). The amendment allows for extensions of interest-only payments for up to 12 months, subject to certain conditions, to January 2023. The extensions allow the Company to delay principal payments of up to $17.4 million, which would have been due during the periods between January 1, 2022 and December 1, 2022, to periods beginning January 1, 2023. The final maturity date of the debt facility is June 1, 2024.

“Extending the interest-only period for up to one year to January 2023 provides us flexibility from a cash runway perspective, while we continue to build on the momentum of Gvoke and leverage our novel technologies,” said Paul R. Edick, Chairman and CEO of Xeris. “Oxford and SVB have been excellent partners of Xeris over the years supporting our growth as we have transitioned from a development company to a commercial organization.”

“Oxford is pleased to provide Xeris with more flexible repayment terms under the existing credit facility in order to conserve the Company’s cash as it continues to advance its development pipeline and grow sales of Gvoke for the treatment of hypoglycemia,” said Christopher Herr, Senior Managing Director at Oxford.

Under the new terms of the debt facility, of which $43.5 million has been drawn, Xeris is eligible for a 6-month interest-only extension to July 2022, an additional 3-month interest-only extension to October 2022, and another 3-month interest-only extension to January 2023, each upon achievement of certain trailing 6-month revenue targets.

About Xeris Pharmaceuticals, Inc.
Xeris (Nasdaq: XERS) is a specialty pharmaceutical company delivering innovative solutions to simplify the experience of administering important therapies that people rely on every day around the world. With a novel technology platform that enables ready-to-use, room-temperature stable formulations of injectable and infusible therapies, the company is advancing a portfolio of solutions in various therapeutic categories, including its first U.S. commercial product, Gvoke®. Its proprietary XeriSol™ and XeriJect™ formulation technologies have the potential to offer distinct advantages over conventional product formulations, including eliminating the need for reconstitution, enabling long-term, room-temperature stability, significantly reducing injection volume, and eliminating the requirement for intravenous (IV) infusion. With Xeris’ technology, new product formulations are designed to be easier to use by patients, caregivers, and health practitioners and help reduce costs for payers and the healthcare system.

Xeris is headquartered in Chicago, IL. For more information, visit www.xerispharma.com, or follow us on Twitter, LinkedIn, or Instagram.

About Oxford Finance LLC Oxford Finance is a specialty finance firm providing senior secured loans to public and private life sciences and healthcare services companies worldwide. For over 20 years, Oxford has delivered flexible financing solutions to its clients, enabling these companies to maximize their equity by leveraging their assets. In recent years, Oxford has originated over $6 billion in loans, with lines of credit ranging from $5 million to $150 million. Oxford is headquartered in Alexandria, Virginia, with additional offices in San Diego, California, Palo Alto, California, and the greater Boston and New York City areas. For more information, visit oxfordfinance.com.

About Silicon Valley Bank For more than 35 years, Silicon Valley Bank (SVB) has helped innovative companies and their investors move bold ideas forward, fast. SVB provides targeted financial services and expertise through its offices in innovation centers around the world. With commercial, international, and private banking services, SVB helps address the unique needs of innovators. Learn more at svb.com.

Forward-Looking Statements
Any statements in this press release about future expectations, plans and prospects for Xeris Pharmaceuticals, Inc., including statements concerning plans, projections and estimates regarding the use of proceeds from the credit facility, and other statements containing the words "will," "would," "continue," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, without limitation, the regulatory approval of the Company’s product candidates, its ability to fund its operations, capital expenditures, and planned drug development and commercialization efforts, its ability to market and sell its current and future products, if approved, and other factors discussed in the "Risk Factors" section of the most recently filed Annual Report on Form 10-K filed with the Securities and Exchange Commission, as well as discussions of potential risks, uncertainties, and other important factors in Xeris’ subsequent filings with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Xeris expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

The Company intends to use the investor relations portion of its website as a means of disclosing material non-public information and for complying with disclosure obligations under Regulation FD.

Investor Contact
Allison Wey
Senior Vice President, Investor Relations and Corporate Communications
awey@xerispharma.com
312-736-1237